Exhibit 5.1

December 4, 2020

JetBlue Airways Corporation
27-01 Queens Plaza North
Long Island City, NY 11101

JetBlue Airways Corporation

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3ASR (Registration No. 333-230007) (the “Registration Statement”) and the Prospectus Supplement, dated December 1, 2020 (the “Prospectus Supplement”), to the Prospectus, dated March 1, 2019, of JetBlue Airways Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”), relating to the issuance and sale today by the Company of 41,975,000 shares (the “Shares”) of its voting common stock, par value $0.01 per share (the “Common Stock”). The Shares are being issued and sold pursuant to the Underwriting Agreement, dated December 1, 2020 (the “Underwriting Agreement”), among the Company and the representatives of the several underwriters listed on Schedule I therein (collectively, the “Underwriters”).

As used herein, the following terms shall have the following meanings: The term “DGCL” means the General Corporation Law of the State of Delaware, as in effect on the date hereof. The term “Securities Act” means the Securities Act of 1933, as amended.

In arriving at the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Underwriting Agreement, (b) examined and relied on such corporate or other organizational documents and records of the Company and such certificates of public officials, and officers and representatives of the Company and other persons as we have deemed appropriate for the purposes of such opinion, (c) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and other persons delivered to us and the representations and warranties contained in or made pursuant to the Underwriting Agreement and (d) made such investigations of law as we have deemed appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies, (iv) the legal capacity of all natural persons executing documents, (v) that, upon the issuance of the shares of Common Stock, the shares of Common Stock will be uncertificated and that the statements required by Section 151(f) of the DGCL will be furnished in accordance with the DGCL and (vi) that, upon the issuance of the shares of Common Stock, such issuance will be duly recorded in the stock ledger of the Company.

JetBlue Airways Corporation	2	December 4, 2020

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that the Shares have been duly authorized and that, when the Shares have been issued by the Company and delivered against payment therefor in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable under the DGCL.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the DGCL, each as in effect on the date hereof, and we do not express any opinion herein concerning any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on December 4, 2020, incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP